CERTIFICATE OF AMENDMENT
                            ------------------------

                                       OF
                                       --

                   THIRD RESTATED CERTIFICATE OF INCORPORATION
                   -------------------------------------------

                                       OF
                                       --

                        LEXMARK INTERNATIONAL GROUP, INC.
                        ---------------------------------

               PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE
                          ----------------------------

         Lexmark International Group, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The Third Restated Certificate of Incorporation of the Corporation is hereby amended, as authorized by Section 242 of the General Corporation Law of the State of Delaware, (i) to increase the number of authorized shares of Class A Common Stock from 160 million shares to 450 million shares and (ii) to fix the size of the Board of Directors at no more than fourteen Directors.

         2. The holders of a majority of the outstanding stock entitled to vote voted in favor of said amendments at the Annual Meeting of Stockholders held April 29, 1999 in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware and a notice of the taking of such action at the meeting was provided in accordance with Section 222 thereof.

         3. To effect the first of such amendments increasing the number of authorized shares of Class A Common Stock from 160 million shares to 450 million shares, the first paragraph of Article FOURTH of the Third Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

                           "FOURTH: The total number of shares of all classes of
                            ------
         stock which the Corporation shall have authority to issue is Four Hundred Sixty-one Million Six Hundred Thousand (461,600,000) shares, consisting of (i) 450,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 10,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and (iii) 1,600,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As used in this Third Restated Certificate of Incorporation, the term "Common Stock" shall include the Class A Common Stock and the Class B Common Stock."

         4. To effect the second of such amendments fixing the size of the Board of Directors at no more than fourteen, the first sentence of paragraph (b) of Article FIFTH of the Third Restated Certificate of Incorporation is hereby amended to read as follows:

                  "(b) The number of Directors of the Corporation shall not be less than one nor more than fourteen and, subject to such limits, shall be fixed by resolution duly adopted from time to time by the Board of Directors."



         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by Paul J. Curlander, its Chairman, President and Chief Executive Officer and attested by Vincent J. Cole, its Secretary, this 29th day of April, 1999.


                                     LEXMARK INTERNATIONAL GROUP, INC.


                                     BY: /s/ Paul J. Curlander
                                        ---------------------------------
                                        Paul J. Curlander
                                        Chairman, President and Chief
                                              Executive Officer


ATTEST:



BY: /s/ Vincent J. Cole
    ---------------------------------
    Vincent J. Cole
    Secretary



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